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                                                          EXECUTION VERSION
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                                                                     EXHIBIT 2.2

                             FIRST AMENDMENT
                                   TO
                       AGREEMENT AND PLAN OF MERGER

         FIRST AMENDMENT made as of November 16, 1994 to Agreement and Plan of Merger dated as of August 23, 1994 (the "Agreement"), by and among GRR, Inc., a Delaware corporation ("Parent"), GRR Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Ground Round Restaurants, Inc., a New York corporation (the "Company"). Any capitalized term used in this First Amendment and not defined herein will have the meaning given to it in the Agreement.

1. Section 4.9 of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

                4.9 NO SOLICITATION. (a) The Company shall immediately cease, and cause each of its, and its subsidiaries', representatives, agents and advisors to terminate, any existing activities, discussions or negotiations previously conducted with any parties other than Parent and Purchaser with respect to any Alternative Transaction (as defined in this Section 4.9); and after such date, the Company shall not, and shall cause each of its, and its subsidiaries', officers, directors, representatives, agents and advisors not to, solicit or encourage inquiries or proposals with respect to, or furnish any non-public information relating to or participate in any negotiations or discussions concerning, any proposal regarding an acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any of its subsidiaries or any merger or other business combination with the Company or any of its subsidiaries or any recapitalization involving the Company or any of its subsidiaries resulting in an extraordinary dividend or distribution to the Company's shareholders or a self-tender for or the redemption of some or all of the Shares (hereinafter collectively referred to as an "Acquisition Proposal") other than as contemplated by this Section 4.9. Notwithstanding the immediately preceding sentence, neither the Company nor its Board of Directors shall be prohibited from (i) engaging in discussions or negotiations with a third party which orally or in writing has made, or expressed an interest in making, an inquiry with regard to a possible Acquisition Proposal and thereafter providing to such third party information previously provided or made available to Parent, provided the third party shall have entered into a confidentiality agreement substantially similar to the Letter Agreement, (ii) following receipt of an Acquisition Proposal which satisfies the conditions set forth in the proviso of this sentence (a "Qualifying Acquisition Proposal"), taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise making disclosure of the Qualifying Acquisition Proposal to its shareholders or (iii) following receipt of a Qualifying Acquisition Proposal, withdrawing its recommendation referred to in Section 4.4 or adjourning or otherwise postponing the Special Meeting; PROVIDED, HOWEVER, that the Company shall engage, and

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                                                      EXECUTION VERSION
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         shall permit its, and its subsidiaries', officers, directors, representatives, agents and advisors to engage, in any of the activities referred to in clauses (ii) and (iii) of this sentence only to the extent that the Board of Directors of the Company (or an authorized committee thereof) shall have determined in good faith that such action is required under the fiduciary duties owed by the Board of Directors of the Company to the shareholders of the Company on the basis of a written opinion from the Company's counsel and a written analysis of the Acquisition Proposal by its financial advisor Smith Barney which analysis shall include a comparison of the financial terms of such Acquisition Proposal and the transactions contemplated in this Agreement. As used herein, the term Alternative Transaction means either (i) a transaction pursuant to which a person other than Parent or its affiliates (a "Third Party") acquires more than 50% of the Shares then outstanding, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 50% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of all or substantially all of the Company's assets, (iv) a recapitalization of the Company resulting in extraordinary dividends or distributions to the Company's shareholders or (v) a self-tender for, or redemption of, in the aggregate during such one-year period of more than ten percent of the Shares outstanding immediately prior to the commencement of such initial tender or redemption; provided, however, that the term "Alternative Transaction" shall not include any acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities.

2. Section 6.1 of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

                 6.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned (a) by the mutual consent of the boards of directors of Parent, Purchaser and the Company; (b) by the Company, if Parent or Purchaser is in material breach of any of the representations and warranties, covenants or obligations contained in this Agreement or the Letter Agreement and, in the case of a material breach of any covenant or obligation, such breach has not been cured within ten (10) business days after the Company has notified Parent of such breach; (c) by the Parent or Purchaser, if the Company is in material breach of any representations and warranties, covenants or obligations contained in this Agreement and, in the case of a material breach of any covenant or obligation, such breach has not been cured within ten (10) business days after Parent has notified the Company of such breach; (d) by either Parent and Purchaser, on the one hand, or the Company, on the other hand, if the Merger is not consummated on or before January 31, 1995 (the "Expiration Date");


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                                                     EXECUTION VERSION
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         PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily results in, the failure of the Merger to have been consummated within such period; (e) by either Parent and Purchaser, on the one hand, or the Company, on the other hand, if the holders of at least two-thirds of the Shares fail to adopt this Agreement at the Special Meeting as required by applicable law; (f) by either Parent and Purchaser, on the one hand, or the Company, on the other hand, if either one is prohibited by an order or injunction (other than an order or injunction issued on a temporary or preliminary basis) of a court of competent jurisdiction from consummating the Merger and all means of appeal and all appeals from such order or injunction have been finally exhausted; (g) by the Company, if the Company receives a Qualifying Acquisition Proposal prior to shareholder adoption of this Agreement; provided, however, that a condition to the effectiveness of the termination of this Agreement and the abandonment of the merger pursuant to clause (g) of this sentence is the payment of the Expenses (as defined in Section 6.10); (h) by the Parent or Purchaser upon at least five (5) business days' notice, if within ten (10) business days after the Board of Directors of the Company (x) withdraws or modifies its recommendation referred to in Section 4.4 or (y) adjourns or otherwise postpones the Special Meeting, the Board of Directors of the Company has not renewed its recommendation in favor of the Merger and the adoption and approval of this Agreement; or (i) by the Company, if the condition set forth in Section 5.3.1 shall not have been satisfied. In the event of any termination and abandonment pursuant to this Section 6.1, no party hereto (or any of its directors or officers) will have any liability or further obligation to any other party to this Agreement, except for obligations in this Section 6.1, 6.10 and under the last sentence of Section 4.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement. Notwithstanding clause (d) of the second preceding sentence, if the conditions set forth in Sections 5.1.2, 5.2.2, 5.2.3 and 5.2.4 have been satisfied, either the Company or Parent may extend the Expiration Date by up to thirty (30) days if the condition set forth in Section
         5.2.5 has not been satisfied due to the inability to transfer or otherwise retain liquor licenses.

3. Section 6.10 of the Agreement is hereby deleted in its entirety and the following is substituted in its place:

                6.10 EXPENSES. (a) In the event that this Agreement is terminated, the Company shall be responsible for its own expenses incurred in connection with the transactions contemplated hereby. Except as otherwise provided in Section 6.10(b), the Company will reimburse Purchaser for its expenses incurred in connection with the transactions contemplated hereby ("Expenses") up to a maximum of one million five hundred thousand dollars ($1,500,000) unless this Agreement has been terminated under


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                                                    EXECUTION VERSION
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         the circumstances delineated in the next following sentence.
         Notwithstanding any other provision of this Section 6.10(a), the Company shall have no obligation to reimburse Parent for any Expenses in the event that (x) this Agreement is terminated pursuant to Section 6.1(a), (b) or (d) (but only if terminated by the Company under circumstances in which (I) Parent's or Purchaser's failure to fulfill any obligation under this Agreement, or the failure of the condition in Section 5.2.1 to be satisfied, has been the primary cause of, or primarily resulted in, the failure of the Effective Time to occur on or before the date specified therein, (II) as of the date of such termination, the conditions set forth in Sections 5.2.2, 5.2.3 and
         5.2.4 were satisfied, and (III) as of such date, Smith Barney has not withdrawn or, in any material respect, amended or modified the Fairness Opinion) or (y) Parent and Purchaser have elected not to consummate the Merger because of the failure of the condition in
         Section 5.2.1 to be satisfied, PROVIDED that at such time there was no reasonable basis to conclude that the other conditions set forth in Sections 5.1 and 5.2 would not have been satisfied on or before the Expiration Date.


                     (b) Under the circumstances set forth in the next following sentence, the Company and Parent shall bear responsibility for Expenses as follows: (i) Parent shall be responsible for the first five hundred thousand dollars ($500,000) of Expenses, (ii) the Company shall be responsible to reimburse Parent for the next five hundred thousand dollars ($500,000) of Expenses, and (iii) the Company shall be responsible to reimburse Parent for fifty percent (50%) of the next two million dollars ($2,000,000) of Expenses; PROVIDED, HOWEVER that under no circumstances shall the Company be responsible to reimburse Parent for more than one million five hundred thousand dollars ($1,500,000) of Expenses. The allocation of responsibility for Expenses set forth in the immediately preceding sentence shall be applicable if this Agreement is terminated pursuant to (x) Section 6.1(f) or (y) Section 6.1(d), PROVIDED, with respect to this clause
         (y), that the failure of the Merger to be consummated prior to the Expiration Date has primarily resulted from (I) the failure of the conditions set forth in either Section 5.1.1 or Section 5.2.6 to be satisfied or waived, and in each case Smith Barney has not withdrawn or, in any material respect, amended or modified the Fairness Opinion, or (II) the failure of the condition set forth in Section 5.2.5 to be satisfied is due to the inability to transfer or otherwise retain liquor licenses as contemplated by Section 5.2.5 unless waived.

4. The Agreement, as supplemented and modified by this First Amendment, and any other writing referred to in the Agreement or delivered pursuant thereto which forms a part thereof contain the entire agreement among the parties with respect to the subject matter thereof, and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.


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                                                    EXECUTION VERSION
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5.       Upon execution of this First Amendment, on and after the date hereof, each reference in the Agreement to "Agreement," "Merger Agreement," "hereof," "herein" or words of like import, and each reference in the other documents entered into in connection with the Agreement shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended above, the Agreement will remain in full force and effect and is hereby ratified and confirmed as of the date of this Amendment.

6. This First Amendment will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

7. This First Amendment may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                                 *  *  *  *  *





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                                                        EXECUTION VERSION
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         IN WITNESS WHEREOF, the parties hereto have caused this First
Amendment to be executed in counterparts by their duly authorized officers all as of the day and year first written above.

                                                GRR, INC.


                                                By /s/ Joseph Silvestri
                                                   --------------------
                                                   Joseph Silvestri
                                                   Vice President


                                                   GRR ACQUISITION CORP.


                                                By /s/ Joseph Silvestri
                                                   --------------------
                                                   Joseph Silvestri
                                                   Vice President


                                                  GROUND ROUND RESTAURANTS, INC.


                                                 By /s/ Michael P. O'Donnell
                                                    ------------------------
                                                    Michael P. O'Donnell
                                                    Chairman, President and
                                                    Chief Executive Office




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